Exhibit 10.3

     Foster Wheeler Ltd.
Restricted Stock Award Agreement

Name of Participant:	Peter J. Ganz

Date of Grant:	October 24, 2005

Number of Shares:	17,417 fully paid common shares of par value US $0.01 per share (the “Restricted Shares”)

     In consideration of your employment with the Company, you have been issued as of the date set forth above the Restricted Shares, meaning Common Shares of Foster Wheeler Ltd., a Bermuda company (the “Company”), on the terms and conditions set forth herein. Although the Restricted Shares are not granted pursuant to the Foster Wheeler Ltd. Management Restricted Stock Plan (the “Plan”), this Restricted Stock Award Agreement (the “Agreement”) shall be interpreted as if the Restricted Shares had been granted pursuant to the Plan (including any subsequent amendments thereto to the same extent that such amendments would be applicable to shares granted pursuant to the Plan). The terms of the Plan are incorporated herein by this reference, except as such terms may be specifically altered by the terms of this Agreement, and all references to the Plan contained herein shall be construed as if the Restricted Shares had been granted pursuant to the Plan. Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan. For the avoidance of doubt, references to Shares in the Plan shall be deemed to be references to Restricted Shares for the purpose of this Agreement.

     A copy of the Plan has been delivered to you, along with a prospectus describing the material terms of the Plan.

     1.      Acceptance of Award. As a condition to the grant of this Award, you are required to accept the Award, and all the terms and conditions that apply to it, by signing this Agreement in the space indicated below.

     2.     Relation of Award to Other Agreement(s).

     As an express condition to acceptance of this Award, you agree that the only vesting and lapse of forfeiture restriction provisions to govern the Award are as set forth in Section 4 of this Agreement and that you will not be entitled to any additional vesting or lapse of forfeiture restrictions under any employment, change of control or other agreement or arrangement, written or unwritten, to which you are a party with the Company. For the avoidance of doubt, your acceptance of pay or benefits under the Plan and/or this Agreement shall not cause you to lose any entitlement you might otherwise have, notwithstanding any provision in any change of control agreement to the contrary.

     If you are, or subsequently become, party to a written employment or similar agreement or agreements with the Company (such agreement or agreements, which, for the avoidance of doubt, do not include any agreements entered into with affiliates or subsidiaries of the Company, the “Employment Agreement”), then this Agreement shall incorporate provisions from the Employment Agreement as set forth in paragraphs (a), (b) and (c) below.

          (a)      If the Employment Agreement includes a definition of “termination for cause” or a similar provision, the definition included in the Employment Agreement (including, if applicable, any notice or cure periods that may apply to such definition) shall supersede the definition of “Cause” contained in Section 2(e) of the Plan; and

          (b)      If the Employment Agreement includes a definition of resignation for “good reason” or a similar provision, you will be considered to have satisfied the requirements of clause (ii) of Section 2(s) of the Plan if and only if your resignation meets the requirements of a resignation for good reason or a similar provision under the Employment Agreement; and

          (c)      If the Employment Agreement limits your right to solicit the Company’s customers, employees, or suppliers and/or to compete with the Company, you will be deemed to have violated the provisions of paragraph 4(h) of this Agreement and Section 13(a) of the Plan if and only if you have violated the terms of the Employment Agreement (provided, however, that the foregoing will not have the effect of extending the period of time during which the Award is subject to forfeiture beyond six (6) months after termination of Continuous Service Status, as specified in Section 13(a) of the Plan).

     3.      Restricted Shares. The “Restricted Shares” refer to the shares referenced above and to all securities received in replacement of such Restricted Shares, including as stock dividends, bonus issues, splits, subdivisions or consolidations, all securities received in replacement of such Restricted Shares in a recapitalization, amalgamation, merger, reorganization, exchange or similar transaction, and all new, substituted or additional securities or other property to which the Recipient is entitled by reason of his or her ownership of such Restricted Shares.

     4.      Vesting Schedule; Forfeiture Conditions.

          (a)       General. The Restricted Shares will vest and your right to retain them will become nonforfeitable in accordance with paragraph 4(c) below. The period beginning on the date hereof and ending on the date on which any Restricted Share becomes vested and nonforfeitable in accordance with paragraph 4(c) is referred to as the “Restriction Period” with respect to any such Restricted Share. Each day on which you vest in any portion of the Restricted Shares is referred to as a “Vesting Date.” As of the 31st day (or 91st day if your reemployment is guaranteed by statute or contract) of a leave of absence, vesting credit will no longer accrue unless otherwise determined by the Committee or required by contract or statute. If you return to service immediately after the end of an approved leave of absence, vesting credit shall continue to accrue from that date of continued employment.

          (b)      Forfeiture Price. In the event that any Shares are required to be forfeited under any circumstances set forth in this Section 4, then the Company will have the right (but not the obligation) to repurchase any or all of such forfeited Shares for $0.001 per Share. The Company will have 90 days from the date of any event giving rise to forfeiture under this Section 4 within which to effect a repurchase of any or all of the Shares subject to such forfeiture conditions. The Company’s right to repurchase the Shares under this Section 4 is assignable by the Company, in its sole discretion, to a Subsidiary or other party to whom such rights can be assigned under the Applicable Laws.

          (c)      Vesting Schedule. Subject to your remaining in Continuous Service Status through a Vesting Date, and subject further to paragraphs 4(d) – (i) below, the Restricted Shares will vest and become nonforfeitable as follows:

Percentage of Restricted Shares	Vesting Date

33 1/3%	December 31, 2005

66 2/3%	December 31, 2006

          (d)      Termination of Continuous Service Status. Except as set forth in paragraphs 4(e), (f), (g), (h) and (i), any Restricted Shares that are not vested pursuant to paragraph 4(c) above on the date on which your Continuous Service Status terminates for any reason will be forfeited in their entirety to the Company.

          (e)      Termination as a Result of Death or Disability. Except as set forth in paragraph 4(h), in the event of termination of your Continuous Service Status as a result of your death or Disability (as defined below), the vesting of any Restricted Shares that are not vested pursuant to paragraph 4(c) above as of immediately prior to the date of such termination shall accelerate in full and become fully vested (and any forfeiture feature specified in paragraph 4(d) will lapse in full) as of such termination date. “Disability” means (i) if the Company maintains a long-term disability plan for which you are eligible (whether or not you have elected to participate), disability as defined in such plan, (ii) if you are not eligible to participate in a long-term disability plan, but are a party to an employment agreement that contains a definition of disability, the definition contained in such agreement, or (iii) if neither (i) nor (ii) applies, a total and permanent disability as defined in Section 22(e)(3) of the Code.

          (f)      Termination as a Result of Retirement. Except as otherwise set forth in paragraph 4(h) below, in the event of termination of your Continuous Service Status as a result of your Retirement (as defined below), the vesting of the Restricted Shares shall accelerate such that you shall be vested in (and any forfeiture feature specified in paragraph 4(d) shall lapse) as of the date of your retirement as to that number of Restricted Shares that equals the product of (a) the total number of Restricted Shares first set forth above (under “Number of Shares”) times (b) a ratio the numerator of which is the total number of months of Continuous Service Status you have achieved from the Date of Grant to the end of the month in which the your retirement date occurs and the denominator of which is the total number of months in the vesting schedule as set forth in paragraph 4(c) above. “Retirement” means a termination of Continuous Service Status after you have attained the age (and length of service, if required) at which you are eligible for normal or early retirement under any tax-qualified retirement plan for which you are eligible (whether or not you have elected to participate), or under the Company’s retirement policies applicable to senior management or directors of the Company.

          (g)      Change of Control Acceleration. Notwithstanding anything to the contrary in the Plan, in the event of a Change of Control that is consummated prior to the date your Continuous Service Status terminates and irrespective of whether outstanding Awards under the Plan are being assumed, substituted or terminated in connection with the transaction, the vesting and lapse of the time-based forfeiture restrictions applicable to this Award as set forth in paragraphs 4(c) and (d) will accelerate such that you will become vested in, and any forfeiture feature specified under paragraphs 4(c) and (d) above will lapse as to one hundred percent (100%) of the Shares then unvested and subject to such forfeiture feature, effective as of immediately prior to consummation of the transaction.

          (h)      Forfeiture Related to Competitive Acts and Termination for Cause. Notwithstanding anything else to the contrary herein, the forfeiture features specified in Section 13 of the Plan (relating to your engaging in certain acts competitive with the Company and its business, and to the effect on this Award and Shares subject thereto in the event your Continuous Service Status is terminated for Cause) apply to this Award and may override the provisions set forth in paragraphs 4(c) and (g) above.

          (i)      Involuntary Termination. Except as set forth in paragraph (h), in the event of termination of your Continuous Service Status as a result of Involuntary Termination (as defined in Section 2(s) of the Plan), the vesting of any Restricted Shares that are not vested pursuant to paragraph 4(c) above as of immediately prior to the date of such termination shall accelerate in full and become fully vested (and any forfeiture feature specified in paragraph 4(d) will lapse in full) as of such termination date.

     5.      Issuance of Certificates; Rights as Shareholder.

          (a)      Issuance of Certificates. Certificates evidencing the Restricted Shares will be issued by the Company only if requested and the Shares will be issued and registered in your name on the register of shareholders of the Company (through its transfer agent) promptly after the date hereof, but any physical certificates issued shall remain in the physical custody of the Company or its designee at all times during the Restriction Period. As a condition to receipt of this Award, you will deliver to the Company a share transfer form/letter of repurchase, executed in blank and attached hereto as Exhibit A, relating to the Restricted Shares. If the Restricted Shares are to be issued in certificated form, then as soon as practicable after termination of the Restriction Period applicable to any Restricted Shares, certificate(s) for such Restricted Shares will be delivered to you or your legal representative along with the share transfer forms/letters of repurchase relating thereto.

          (b)      Rights as Shareholder. You will become the registered owner of the Restricted Shares upon the grant thereof pursuant to this Agreement above and will remain such until or unless such Restricted Shares are forfeited pursuant to Section 4 above. As the registered owner, you will be entitled to all rights of a Common Share holder of the Company, including without limitation voting rights and rights to cash and in-kind dividends, if any, on the Restricted Shares.

     6.      Restrictions on Transferability. At all times during the Restriction Period, the Restricted Shares will be nontransferable, and may not be pledged, assigned or alienated in any way except by will or by the laws of descent and distribution (subject to Section 9 below) or pursuant to a qualified domestic relations order.

     7.      Withholding Obligations. As a condition to receipt of the Restricted Shares, you acknowledge your obligation with respect to any tax or similar withholding obligations that may arise in connection with receipt or vesting of the Restricted Shares. The Company or its representative will have the right to take such action as may be necessary, in the Administrator’s discretion, to satisfy the obligations outlined in this Section 7. If you fail to satisfy the Administrator in this regard, the Administrator may require that the Restricted Shares scheduled to become vested on any given date be forfeited. You further agree that the Company will have the right to deduct or cause to be deducted from your current compensation any federal, state, local, foreign or other taxes required by law to be withheld or paid with respect to such event. In addition, you agree that the Company will have the right (but not the obligation) to require you to tender for cancellation that number of Restricted Shares subject to the Award having a Fair Market Value equal to the aggregate amount of the withholding obligation and that such tendering for cancellation shall be effected by the Company’s repurchasing from you that number of Restricted Shares having such aggregate value, which amount will be applied against the withholding obligations. You understand that the Company’s rights to ensure satisfaction of applicable withholding obligations with respect to the Award and the Restricted Shares, either through your tendering for cancellation or sale of the Restricted Shares themselves, or through other sources of funds that may be available to you, may require planning on your part, in advance of the expected Vesting Date(s) specified in Section 4 above. The Company may also in lieu of or in addition to the foregoing, at its sole discretion, require you to deposit with the Company an amount of cash sufficient to meet the withholding requirements. The Company will not deliver any of the Shares until and unless you have made the deposit required herein or otherwise made proper provision for all applicable tax and similar withholding obligations.

     8.      Other Tax Matters. You have reviewed with your own tax advisors the federal, state, local and other tax consequences, including those in addition to any tax withholding obligations you may have, of your investment in the Restricted Shares and the transactions contemplated by this Agreement. You acknowledge that you are relying solely on such advisors, and not on the Company or its agents or advisors, with respect to such tax consequences. You acknowledge your receipt of the Company’s prospectus relating to the Plan, which contains certain information regarding tax issues affecting the Award, including your right under U.S. federal income tax law to make an election which affects the timing of your recognition of income with respect to the Award under Section 83 of the Code ( a copy of the form of election is attached hereto as Exhibit B). You understand and agree that, should you choose to file an election under Code Section 83(b), the filing of this election is your responsibility and you must notify the Company of the fact of your filing on or prior to the day of making the filing.

     9.      Designation of Beneficiaries. You may, in accordance with procedures established by the Administrator, designate one or more beneficiaries to receive all or part of any Restricted Shares to be distributed to you hereunder in the case of your death, and you may change or revoke such designation at any time. In the event of your death, any Restricted Shares distributable hereunder that are subject to such a designation (to the extent such a designation is enforceable under the Applicable Laws) will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other Restricted Shares distributable will be distributed to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the amount in question will be paid over to your estate, in which event neither the Company nor any affiliate of the Company will have any further liability to anyone with respect to such amount.

     10.      Amendment of Award. The Administrator may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than as explicitly permitted under the Plan pursuant to Sections 7, 8, 11 or 13 thereof) shall be made that would adversely affect your rights under this Agreement without your consent.

     11.      Governing Law. The laws of the State of New Jersey, without giving effect to principles of conflicts of law, will apply to the Plan, this Award and this Agreement. The Company agrees, and you agree as a condition to acceptance of the Award, to submit to the jurisdiction of the courts located in the jurisdiction in which you provide, or most recently provided, your primary services to the Company.

     12.      Provisions Applicable to Non-US Persons. This Section 12 shall apply to you if you are resident in and/or subject to the laws of a country other than the United States at the time of grant of this Restricted Stock Award and during the period in which you hold this Restricted Stock Award or the Restricted Shares issued pursuant thereto:

          (a)      Data Protection. You understand that the Company and is Subsidiaries will be processing personal data and sensitive personal data in connection with your employment and this Restricted Stock Award (the terms “processing,” “personal data” and “sensitive personal data” have the meanings prescribed by the Data Protection Act 1988). You also understand that the Company and its Subsidiaries may, if such disclosure or transmission is in the Company’s or its Subsidiary’s view required for proper conduct of its or their business, transmit this information to the United States of America, to European Union member states, or to other locations, as well as to the providers of benefits or administration services to the Company or its Subsidiaries, or to its employees, and you agree to the processing, disclosure and transmission of such information.

          (b)      Employment Matters. This award of this Restricted Stock Award does not form part of your entitlement to remuneration or benefits in terms of your employment with your employer. Your terms and conditions of employment are not affected or changed in any way by this award or by the terms of the Plan or this Award Agreement.

          (c)      Tax Matters. You hereby agree to indemnify and keep indemnified Foster Wheeler Ltd. and any Subsidiary from and against any liability for, or obligation to pay, income tax and employer’s and/or employee’s national insurance or social security contributions arising on the grant of the Restricted Stock Award or vesting of the Restricted Shares.

     13.      General. This Agreement, together with the Plan, represent the entire agreement between the Company and you with respect to the Restricted Shares. To the extent the provisions of this Agreement conflict with the terms of the Plan, the Plan provisions will govern.

     14.      Representations. As a condition to your receipt of this Restricted Stock Award, you represent and warrant the following: You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to accept this Award. You are acquiring the Restricted Shares for investment only for your own account, and not with a view, or for resale in connection with, any “distribution” thereof under Applicable Law. You understand that the Restricted Shares have not been registered in all state jurisdictions within the United States, and that the exemption(s) from registration relied upon may depend upon your investment intent as set forth above. You further understand that prior to any resale by you of such Restricted Shares without registration of such Restricted Shares in relevant state jurisdictions, the Company may require you to furnish the Company with an opinion of counsel acceptable to the Company that you may sell or transfer such Restricted Shares pursuant to an available exemption under Applicable Law. You understand that the Company is under no obligation to assist you in this process by registering the Restricted Shares in any jurisdiction or by ensuring that an exemption from registration is available.

     By your signature below, you indicate your acceptance of the terms of this Restricted Stock Award, and acknowledge that you have received copies of the Plan and the Prospectus, in each case as currently in effect. You also acknowledge and agree that your rights to any Restricted Shares may be earned only as you provide services to the Company or a Subsidiary over time, and that nothing in the grant of this Restricted Stock Award or this Agreement confers upon you any right to continue in a service relationship with the Company or a Subsidiary for any period of time, nor does it interfere in any way with your, the Company’s or a Subsidiary’s right to terminate your employment or consulting relationship at any time, for any reason, with or without Cause.

     By signing this Agreement, you acknowledge that your personal employment information regarding participation in the Plan and information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement, you consent to such transmission of personal data as the Company believes is appropriate to administer the Plan.

Accepted and Agreed to by Participant:	/s/ Peter J. Ganz
Peter J. Ganz

Acknowledged and Agreed to by Company:	/s/ Raymond J. Milchovich
Raymond J. Milchovich Chairman, President & CEO

Exhibit A

Share Transfer Form/Letter of Repurchase

ASSIGNMENT SEPARATE FROM CERTIFICATE

     FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Award Agreement between the undersigned (“Holder”) and Foster Wheeler Ltd. (the “Company”) dated _____________ (the “Agreement”), Holder hereby sells, assigns and transfers unto the Company, or such other person or entity as the Company may, in its sole discretion, designate, ______________________________ (____) Common Shares of the Company, registered in Holder’s name on the register of shareholders of the Company and represented by Certificate No. _________, and does hereby irrevocably constitute and appoint _____________________________________________ to cancel or transfer said Shares on the register of shareholders of the Company with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE ATTACHMENTS THERETO.

Dated: _______________________________

Signature: _________________________________________

Spouse of Holder (if applicable):_____________________________________

Instruction: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its rights with respect to certain forfeiture, surrender and repurchase right restrictions that apply to the Award without requiring additional signatures on the part of Holder.

Exhibit B

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986

     The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in taxpayer’s gross income or alternative minimum taxable income, as applicable, for the current taxable year, the amount of any income that may be taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER: ________________
NAME OF SPOUSE: _____________________ ADDRESS: ________________________________________________ _______________________________________
IDENTIFICATION NO. OF TAXPAYER: _________________
IDENTIFICATION NO. OF SPOUSE: _________________
TAXABLE YEAR: __________

2.	The property with respect to which the election is made is described as follows:
__________________ shares of the Common Stock of Foster Wheeler Ltd., a Bermuda corporation (the “Company”).

3.	The date on which the property was transferred is:___________________

4.	The property is subject to the following restrictions:
Forfeiture restriction in favor of the Company (in the form of a right of repurchase for $0.001 per share) upon termination of taxpayer’s employment or consulting relationship, or in the event taxpayer engages in certain acts that are competitive with the Company, its Subsidiaries or their business.

5.	The Fair Market Value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $___________________

6.	The amount (if any) paid for such property: $______________________

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property. The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: _______________	Signture: _____________________________________

Dated: _______________	Spouse’s Signture: ______________________________